Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is made as of February 26, 2026, by and between Byrna Technologies, Inc., a Delaware corporation (the "Company"), and Bryan Ganz ("Executive").

WHEREAS, this Agreement amends and restates the Employment Agreement effective September 1, 2023, by and between the Company and Executive (the "Original Agreement") as expressly set forth herein;

WHEREAS, Executive is currently employed as the Chief Executive Officer of the Company; and

WHEREAS, Executive desires to terminate Executive's employment due to a Qualified Retirement pursuant to Section 5(e) of the Original Agreement, and on the terms set forth in this Agreement.

WHEREAS, Capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment and Restatement. This Agreement amends and restates the Original Agreement as expressly set forth herein, effective as of March 2, 2026 (the "Retirement Date").

2.

Termination for a Qualified Retirement. Pursuant to Section 5(e) of the Original Agreement, Executive agrees to terminate Executive's employment due to a Qualified Retirement. The Company agrees to waive the requirement for Executive to provide six (6) months' notice. The Company shall pay to Executive the Final Compensation owed under the Original Agreement, which amount shall be paid, less standard deductions and other required withholdings, on or before the Retirement Date.

3.

Resignation from Other Positions. Pursuant to Section 6(c) of the Original Agreement, Executive acknowledges and agrees that, upon the Retirement Date, Executive will automatically be deemed to have resigned from all other positions and titles that Executive holds with the Company and any affiliate or subsidiary thereof, including from the Company's Board of Directors (the "Board").

4.

Target Bonus. The Company agrees to pay Executive $123,750, representing his Target Bonus pro-rated for the first quarter of 2026 and based on the terms of the Original Agreement, which amount shall be paid, less standard deductions and other required withholdings, on or before the Company's next regularly scheduled payroll following the Retirement Date.

5.

COBRA Benefits. For a period of three (3) months after Executive is no longer eligible to receive health insurance benefits as an employee of the Company, the Company agrees to reimburse Executive for 100% of the portion of monthly COBRA premiums paid by Executive representing the corresponding amount of the monthly health insurance premiums paid by the Company prior to the Retirement Date, with such reimbursement being paid to Executive within ten (10) business days following Executive's submission to the Company of reasonable documentation.

6.

Vacating Premises. Executive agrees to vacate Executive's office at 100 Burtt Road, Suite 1 15, Andover, Massachusetts, including with respect to NEIP, by no later than April 1, 2026. The Company will reimburse up to $20,000 of the cost of moving Executive's furniture and other personal belongings out of the Company's offices to a location within 25 miles thereof, within ten (10) business days following Executive's submission to the Company of reasonable documentation.

7.

Stock Options. The exercise date of 66,667 stock options granted to Executive pursuant to the Incentive Stock Option Award Agreement, dated as of April 4, 2023, by and between the Company and Executive is hereby extended until the close of business on March 31, 2027.

8.

Restricted Stock Unit Awards. The Company confirms that the time and stock price triggers applicable to the RSUs granted pursuant to Section 4(c) of the Original Agreement have been satisfied. Executive confirms that, out of the originally granted 600,000 RSUs, the number of RSUs to be issued to him is 545,000 (subject to increases of up to an aggregate of 30,000 RSUs in the event of reversions).

9.

2026 Annual Meeting of Stockholders. Executive agrees to support the slate of nominees for election to the Board proposed by the Board and led by the Board's incoming Chair, TJ Kennedy, at the 2026 Annual Meeting of Stockholders provided that Executive will be given an opportunity to review the slate and provide comments to Mr. Kennedy and the Board's Nominating and Governance Committee before the slate is finalized.

10.

Complete Agreement. This Agreement, including all of the terms of the Original Agreement, except as otherwise expressly stated herein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of any doubt, all other terms of the Original Agreement (including without limitation Sections 7, 8 and 9 thereof) will continue to apply collectively with the terms of this Agreement. To the extent that anything contained in this Agreement conflicts with the Original Agreement, the terms of this Agreement shall govern.

11.

Advice from Independent Counsel. The parties hereto understand that this Agreement has been entered into voluntarily, is legally binding and may affect such party's rights. Each party represents to the other that it has received, or been advised and given the opportunity to receive, legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

12.

Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law rules or provisions.

13.

Amendment and Waiver. No modification, waiver or amendment of this Agreement shall be valid unless made in writing and signed by both parties hereto. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

14.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

*** Signature page follows ***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY: BYRNA TECHNOLOGIES, INC. By: /S/ Laurilee Kearnes, CFO THE EXECUTIVE: /S/ Bryan Ganz